EXHIBIT 23.1

[Letterhead of Ernst& Young LLP]

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2008 Equity Incentive Plan of ProAssurance Corporation of our reports dated February 28, 2008, with respect to the consolidated financial statements and schedules of ProAssurance Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of ProAssurance Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Birmingham, Alabama
January 7, 2009